Exhibit 2.14

PURCHASE AND SALE AGREEMENT

by and among

EXCHANGEBRIDGE, INC.

PEREGRINE SYSTEMS, INC.

and

GLE ACQUISITIONS, LLC

Dated as of September 9, 2002

AN INDEX OF DEFINED TERMS APPEARS AFTER THE TABLE OF CONTENTS.

TABLE OF CONTENTS

ARTICLE I	TRANSFER OF ASSETS AND LIABILITIES
	1.01	Purchase and Sale of Transferred Assets
	1.02	Assumption of Liabilities
	1.03	Purchase Price
	1.04	The Closing
	1.05	Deliveries by Seller
	1.06	Deliveries by Purchaser
	1.07	Procedures for Assets not Transferable
	1.08	Allocation of Purchase Price
	1.09	Settlement of Certain Post Closing Transactions
ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER
	2.01	Organization
	2.02	Authorization
	2.03	Binding Effect
	2.04	No Violations
	2.05	Subsidiaries
	2.06	Consents and Approvals
	2.07	Financial Information
	2.08	Absence of Change
	2.09	Undisclosed Liabilities
	2.10	Litigation and Legal Compliance
	2.11	Brokers and Finders
	2.12	Contracts
	2.13	Employees and Employee Benefits
	2.14	Transferred Assets
	2.15	Taxes
	2.16	Environmental Matters
	2.17	Reasonably Equivalent Value
	2.18	General
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PURCHASER
	3.01	Organization
	3.02	Authorization
	3.03	Binding Effect
	3.04	No Violations
	3.05	Consents and Approvals
	3.06	Brokers and Finders
ARTICLE IV	COVENANTS
	4.01	Conduct of the Business Pending the Closing
	4.02	Access to Information
	4.03	Commercially Reasonable Efforts
	4.04	Public Announcements
	4.05	Waiver of Restrictions on Business Activities
	4.06	Use of Name
	4.07	Exclusivity
	4.08	Group Health Plans
	4.09	Vacation and Sick Day Benefits

ARTICLE V	CONDITIONS TO CLOSING
	5.01	General Conditions
	5.02	Additional Conditions to Obligations of Seller
	5.03	Additional Conditions to Obligations of Purchaser
ARTICLE VI	PERSONNEL, EMPLOYMENT ARRANGEMENTS, AND EMPLOYEE BENEFITS
	6.01	Transferred Employees
	6.02	Employee Records
	6.03	Benefits Coverage
	6.04	Service Crediting
	6.05	Medical Plans
	6.06	Flexible Spending Arrangements
	6.07	Health Care Coverage
	6.08	Seller’s Savings Plan
ARTICLE VII	TERMINATION
	7.01	Termination
	7.02	Fiduciary Out
	7.03	Effect of Termination
ARTICLE VIII	INDEMNIFICATION
	8.01	Indemnification by Seller
	8.02	Indemnification by Purchaser
	8.03	Indemnification Process
	8.04	Limitation on Certain Indemnity Payments
	8.05	Survival of Representations and Warranties
	8.06	Insurance Proceeds
	8.07	Characterization of Indemnification Payments
	8.08	No Effect on Liability
	8.09	Exclusive Remedy
ARTICLE IX	GENERAL PROVISIONS
	9.01	Transaction Expenses
	9 02	Tax Matters
	9.03	Further Assurances
	9.04	Notices
	9.05	Amendment; Assignment
	9.06	Headings and Schedules
	9.07	Applicable Law
	9.08	No Third Party Rights
	9.09	Counterparts
	9.10	Severability
	9.11	Entire Agreement
	9.12	Waiver
	9.13	Fair Construction
	9.14	Waiver of Compliance with Bulk Sales Laws
	9.15	Knowledge
	9.16	Other Definitional Provisions
	9.17	Parties in Interest

Annexes to this Agreement

Annex A	Form of Assumption Agreement
Annex B	Form of Bill of Sale

Schedules to Disclosure Memorandum

Schedule 1.01(a)(iii)	Transferred Leases
Schedule l.01(a)(iv)	Licenses
Schedule l.0l(a)(viii)	Transferred Fixtures and Equipment
Schedule l.01(b)	Excluded Assets
Schedule l.02(b)	Excluded Liabilities
Schedule 1.08	Allocation of Purchase Price
Schedule 2.06	Seller’s Consents and Approvals
Schedule 2.07	Financial Information
Schedule 2.08	Absence of Change
Schedule 2.09	Undisclosed Liabilities
Schedule 2.10	Litigation and Legal Compliance
Schedule 2.12	In-Process Contracts and All Other Contracts
Schedule 2.13	Employees and Employee Benefits
Schedule 2.14(a)	Sufficiency of Transferred Assets
Schedule 2.14(c)	Alleged Intellectual Property Infringement
Schedule 2.14(d)	Patents and Intellectual Property Registrations
Schedule 2.15	Tax Proceedings
Schedule 3.05	Purchaser’s Consents and Approvals
Schedule 4.01	Conduct of the Business Pending Closing
Schedule 5.03(f)	Required Consents Closing Condition
Schedule 5.03(g)	Employee Matters Closing Condition
Schedule 6.01	Transferred Employees
Schedule 6.06	Seller Cafeteria Plan

INDEX OF DEFINED TERMS

Acquisition Proposal
Affiliate
Agreement
Assumed Liabilities
Assumption Agreement
Bankruptcy Actions
Bill of Sale
Business
Business Day
Claim Notice
Closing
Closing Date
Code
Completed Contracts
Confidentiality Agreement
Consent
Consents
Damages
Deductible
Direct Claim
Disclosure Memorandum
Environmental Laws
ERISA
ERISA Affiliate
Excluded Assets
Excluded Liabilities
Financial Information
Hazardous Materials
Indemnified Party
Indemnifying Party
In-Process Contracts
In-Process Engagements
Intellectual Property
IRS
Judgments
Knowledge
Laws
Leasehold Estates
Liens
Material Adverse Change
Non-Transferable Contracts
Other Contracts
PCBs
Pension Plan
Permits
Person
Persons
Plan

v

Proceeding
Purchase Price
Purchaser
Purchaser Indemnified Party
Purchaser Medical Plan
Purchaser’s Savings Plan
Records
Regulations
Related Agreements
Releases
Required Consents
Seller
Seller Indemnified Party
Seller Medical Plan
Seller’s Plans
Seller’s Savings Plan
Shareholder
Spillers
SSI
Success
Superior Proposal
Tax Returns
Taxes
Third Party Claim
Transferred Assets
Transferred Employees
Transferred Fixtures and Equipment

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 9, 2002, is by and among eXchangeBridge, Inc., a Delaware corporation (“Seller”), Peregrine Systems, Inc., a Delaware corporation (“Shareholder”) and GLE Acquisitions, LLC, a Delaware limited liability company (“Purchaser”).

This Agreement sets forth the terms and conditions upon which Seller will sell to Purchaser, and Purchaser will purchase from Seller, certain assets and certain rights, claims and contracts used in connection with Seller’s business of purchase order, invoice processing and transaction management services provided by Seller primarily to the food broker industry and the development, sale and licensing of its internet-based database software related to such business activities conducted by Seller (the “Business”) and will assume certain specified liabilities related to the Business.

Shareholder acknowledges that it has received adequate consideration for its promises made to Purchaser in connection with this Agreement and for performing its obligations hereunder, and that it will be benefited by the transactions contemplated herein.  Shareholder acknowledges that Purchaser has relied on Shareholder’s promises made herein in connection with Purchaser’s entering into this Agreement and consummating the transactions provided for hereunder.

NOW THEREFORE, the parties agree as follows:

ARTICLE I

TRANSFER OF ASSETS AND LIABILITIES

1.01                           Purchase and Sale of Transferred Assets.

(a)                                  Upon the terms and subject to the conditions of this Agreement, on the closing of the transactions provided for in this Agreement (the “Closing”), Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under all of the following classes, types or categories of assets, rights and claims, as the same may exist as of the date on which the Closing occurs (the “Closing Date”), except to the extent such assets, rights and claims are specifically listed herein as Excluded Assets (collectively, the “Transferred Assets”);

(i)                                     all goodwill and going concern value of the Business including without limitation all accounts and notes receivable properly accrued in the Business after the Closing Date;

(ii)                                  subject to the receipt of any Required Consents, all agreements, contracts, purchase and sale orders, arrangements, commitments and licenses, whether written or oral, that set forth the terms or conditions of, or otherwise relate to, the In-Process Engagements (as defined below) (the “In-Process Contracts”) and all other agreements, contracts, purchase and sale orders, arrangements, commitments and licenses, whether written or oral, to the extent that they are related to the ownership or operation of the Business, or to the extent the Transferred Assets are subject thereto, except to the extent included in the Excluded Assets or related to the Excluded Liabilities (the “Other Contracts” which for purposes of this definition shall not include the In-Process Contracts), including all rights to assert claims and take other actions in respect of breaches or other violations of such In-Process Contracts and Other

Contracts, except to the extent that the In-Process Contracts and Other Contracts are specifically listed herein as Excluded Assets or Excluded Liabilities;

“In-Process Engagements” mean customer engagements that started prior to the Closing and that will not terminate until after the Closing.

(iii)                               only the real and personal property leases specifically set forth on Schedule 1.01(a)(iii) of the Disclosure Memorandum, including any and all deposits relating thereto;

(iv)                              all methodologies, processes, advertising or marketing materials, training materials, consulting materials, manuals, guides, programs, forms, proprietary software, client or customer listings and other proprietary or confidential information, Intellectual Property (as defined below), used in the operation of the Business or that is required to conduct the Business, and also including the names “eXchangeBridge”, “eXchangeBridge, Inc.”, “Glink”, “Glink LLC”, “GroceryLink”, and “GroceryLink LLC”, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the Laws of all jurisdictions;

“Intellectual Property” means: (1) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisional and reexaminations thereof; (2) all trademarks, service marks, trade dress, logos, trade names and corporate names, all domain names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (3) all copyrightable works, all copyrights and  all applications, registrations and renewals in connection therewith; (4) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (5) all proprietary computer software and databases (including data and related documentation) and all other licenses listed on Schedule 1.01(a)(iv) of the Disclosure Memorandum; (6) all other proprietary rights; and (7) all copies and tangible embodiments thereof (in whatever form or medium).

(v)                                 originals or copies of, or extracts of information containing, (a) all of the Business’s monthly financial statements, trial balances, general ledger and accounts receivable information and any other standard report that Seller customarily produces or generates with respect to the Business, in each case for any period from and after January 1, 2001; (b) all of the Business’s billing history and files and proposal files; (c) all employee files for Transferred Employees only; (d) all agreements and (e) all client work papers owned by Seller or Shareholder relating to the Business with respect to In-Process Engagements, but only to the extent that the transfer of such client work papers is permitted by applicable Law, accounting standards and standards of professional conduct applicable to Seller, provided, however, that to the extent any such client work papers actually are owned by the client or to the extent that any client has any right or interest in such client work papers, the Seller shall only transfer possession of such client work papers to Purchaser (collectively, the “Records”); it being understood that, after the Closing, each of Seller and Shareholder shall provide Purchaser and its representatives reasonable access, during normal business hours and on reasonable notice, to any financial and operating data and other information relating to the Business that is not included in the Records and that is in Seller’s or Shareholder’s possession or subject to Seller’s or Shareholder’s reasonable control at the time of such request;

(vi)                              all prepaid expenses in existence as of the Closing, including deposits;

(vii)                           except to the extent relating to the Excluded Liabilities, all claims or rights of action against third parties;

(viii)                        all furniture, fixtures, furnishings, machinery, spare parts, supplies, equipment and other tangible personal property, owned by Shareholder or Seller, as set forth on Schedule 1.01(a)(viii) of the Disclosure Memorandum (collectively, the “Transferred Fixtures and Equipment”)

(ix)                                to the extent transferable, all permits, authorizations, approvals, registrations, licenses, certificates or variances granted by or obtained from any federal, state, local or foreign governmental, administrative or regulatory authority (the “Permits”);

(x)                                   all rights of Seller under non-compete agreements, confidentiality agreements, non-solicitation agreements and other restrictive covenants entered into by Seller or Shareholder with any individual, corporation, limited liability company, partnership, association, trust or other entity or organization (collectively, a “Person” or “Persons”) other than Purchaser in connection with the sale of the Business; and

(xi)                                any other assets to be mutually agreed upon in writing between Purchaser and Seller.

Except as expressly provided otherwise herein, the Transferred Assets shall be transferred by Seller to Purchaser free and clear of all liens, charges, security interests, sureties, claims (including without limitation claims or interests of Shareholder), obligations, options or other encumbrances whatsoever other than liens for Taxes not yet due or payable (collectively, the “Liens”).

(b)                                 The following items (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Transferred Assets, and shall remain the property of Seller after the Closing:

(i)                                     all accounts and notes receivable of Seller properly accrued in the Business on or before the Closing Date;

(ii)                                  all of Seller’s cash and cash equivalents;

(iii)                               all real property owned by Seller and all of Seller’s right, title and interest in and to, and all of Seller’s liabilities and obligations under, all leases with respect to the property, offices, facilities, improvements, administration buildings and floor space of Seller (“Leasehold Estates”), whether or not such real property and Leasehold Estates relate to, or are used in connection with, the Business, including all buildings, fixtures and improvements thereon, but excluding those leases set forth on Schedule 1.01(a)(iii), which shall be Transferred Assets;

(iv)                              all insurance policies or insurance coverage (or assumed coverage) relating to the Transferred Assets, the Assumed Liabilities or the Business;

(v)                                 except for assets related to obligations transferred to Purchaser under Sections 6.06 and 6-08 (which shall be transferred in accordance with those sections), all assets relating to any “employee benefit plan” (as defined in section 3(3) of ERISA), cafeteria plan, flexible spending arrangement, sick leave and vacation policy, bonus, stock option, stock purchase, restricted stock, incentive compensation, deferred compensation, severance, medical, life, disability or other welfare benefit plan, or any other benefit plans, programs, agreements, policies, or arrangements and all employment termination, severance, or other employment contracts or employment agreements, whether written or oral, sponsored, established, maintained or contributed to or required to be contributed to currently, or at any time within the six (6) year period preceding the date of this Agreement, by Seller or any ERISA Affiliate for the benefit of any current or former employee and any related trust or funding medium (the “Plan”), subject to the provisions of Article VI of this Agreement;

(vi)                              all of Seller’s rights under this Agreement, the Assumption Agreement, and the Bill of Sale (collectively, the “Related Agreements”);

(vii)                           all of Seller’s rights, title and interest in and under all agreements, contracts, purchase and sale orders, arrangements, commitments and licenses, whether written or oral, related to a client engagement of the Business that has been completed in its entirety prior to the Closing (the “Completed Contracts”);

(viii)                        Shareholder’s Master Software License Agreement for IVAS billing and registration;

(ix)                                the items listed on Schedule 1.01(b) of the Disclosure Memorandum; and

(x)                                   Non-Transferable Contracts.

1.02                           Assumption of Liabilities.

(a)                                  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall assign to Purchaser, and Purchaser shall assume and discharge or perform when due, pursuant to the assignment and assumption agreement substantially in the form of Annex A to be executed and delivered by Purchaser at the Closing (the “Assumption Agreement”), only the following specifically enumerated liabilities or obligations of Seller, in each case only to the extent specifically relating to the Business or the Transferred Assets (collectively, the “Assumed Liabilities”):

(i)                                     all rights and obligations of Seller arising after the Closing Date under the In-Process Contracts, In-Process Engagements and Other Contracts listed on Schedule 2.12 of the Disclosure Memorandum;

(ii)                                  all other liabilities and obligations specifically assumed by Purchaser under Article VI and Sections 9.01 and 9.02, including the payables properly accrued in the Business after the Closing Date;

(iii)                               any and all vacation and sick days accrued but unused by Transferred Employees (as defined below), as set forth in Section 4.09.

(b)                                 Notwithstanding any other provision of this Agreement, Purchaser shall not assume, succeed to, be liable for, be subject to, or be obligated for, nor shall the Transferred Assets be subject to, any liabilities, claims, contracts or obligations of any nature whatsoever, whether known, unknown, absolute, accrued, contingent or otherwise that either Seller or Shareholder is, or could become, subject to or liable for, other than the Assumed Liabilities (the “Excluded Liabilities”), all of which shall be retained by Seller, including without limitation the following:

(i)                                     all liabilities, as defined in accordance with generally accepted accounting principles, of Seller existing prior to the Closing Date, whether absolute or contingent, or whether or not recorded, disclosed, or actually accrued prior to the Closing Date, but excluding liabilities arising solely out of the conduct of the Business after the Closing Date or otherwise specifically assumed by the Purchaser in paragraph 1.02(a);

(ii)                                  all liabilities and obligations of Seller arising out of or relating to any environmental matter, breach of contract, breach of warranty, tort, infringement, violation of Law, negligence, gross negligence, willful misconduct, misfeasance or malfeasance or other similar event or occurrence at or prior to the Closing, including without limitation all liabilities and obligations of Seller under the Completed Contracts, the Other Contracts and the In-Process Contracts in each case relating to the period ending on the Closing Date;

(iii)                               except for the Assumed Liabilities specifically assumed by Purchaser pursuant to Article VI,all liabilities and obligations of Seller owing to its current or former directors, officers, representatives, agents or employees, including any liabilities and obligations of Seller with respect to any retention, incentive or similar payments from Seller relating to the sale of the Business;

(iv)                              except as set forth in Section 9.01, all liabilities and obligations of Seller for unpaid Taxes (with respect to the Business or otherwise) for periods through the Closing.  “Taxes” means all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include all net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, goods and services, ad valorem, earnings, franchise, profits, license, withholding (including all obligations to withhold or collect for taxes imposed on others), payroll, employment, excise, severance, stamp, occupation, premium, property, excess profit or windfall profit tax, custom duty, value added or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax, or additional amount (whether payable directly, by withholding or otherwise);

(v)                                 all liabilities and obligations of Seller for any costs and expenses incurred by Seller in connection with this Agreement and the transactions contemplated by this Agreement;

(vi)                              all liabilities and obligations of Seller arising out of or relating to the Excluded Assets;

(vii)                           all of Seller’s liabilities and obligations under this Agreement and the Related Agreements;

(viii)                        all other liabilities and obligations specifically assumed or retained by Seller under this Agreement, including those liabilities and obligations retained by Seller pursuant to Sections 9.01 and 9.02;

(ix)                                all of Seller’s liabilities and obligations to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(x)                                   all of Seller’s liabilities and obligations arising out of any action, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation (each, a “Proceeding”) pending as of the Closing, whether or not set forth in the Disclosure Memorandum, or any Proceeding commenced after the Closing and arising out of, or relating to, any circumstance, action, inaction, occurrence or event happening on or prior to the Closing;

(xi)                                all liabilities and obligations of Seller with respect to any guaranty obligation;

(xii)                             all liabilities and obligations of Seller arising out of the conduct of the Business prior to the Closing;

(xiii)                          any liabilities and obligations relating to any personal injury, property damage, discrimination, wrongful discharge, unfair labor practice or similar claim or cause of action filed by any Transferred Employee and pending before any court or administrative agency on the Closing Date or filed after the Closing Date which relate to or arose out of the operations of the Business prior to the Closing Date;

(xiv)                         all liabilities and obligations, indebtedness, claims or obligations of Shareholder of any nature whatsoever, whether known or unknown, no matter how or when they may have arisen; and

(xv)                            the excluded liabilities and obligations set forth on Schedule 1.02(b) of the Disclosure Memorandum.

(xvi)                         all liabilities payable by Seller to Shareholder, Success Systems, Inc. (“Success”) or any Affiliates of Shareholder or Success, or any other obligations payable between and among Shareholder, Success and their Affiliates.

1.03                           Purchase Price.  Upon the terms and subject to the conditions of this Agreement, Purchaser will deliver or cause to be delivered to Seller at the Closing, in full payment for the aforesaid sale, conveyance, assignment, transfer and delivery of the Transferred Assets and the assumption of the Assumed Liabilities, same-day funds by wire transfer in the amount of $1,977,500 cash (the “Purchase Price”).

1.04                           The Closing.  Unless otherwise mutually agreed, the Closing will take place at 10:00 a.m., Dallas time, at the offices of Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202, on September 23, 2002, or by exchange of executed documents and deliveries by mail, or at such other place, time or date and manner as Seller and Purchaser may agree. For all purposes, the transactions described in this Agreement shall be deemed to be effective as of the close of business on the Closing Date.

1.05                           Deliveries by Seller.

At the Closing, Seller will deliver or cause to be delivered to Purchaser the following:

(a)                                a duly executed Assumption Agreement;

(b)                               a duly executed bill of sale, substantially in the form of Annex B (the “Bill of sale”);

(c)                                instruments of assignment with respect to the In-Process Contracts and Other Contracts in form and substance reasonably acceptable to Purchaser;

(d)                               a consent duly executed by the Shareholder consenting to the sale of the Transferred Assets and the assumption of the Assumed Liabilities;

(e)                                all Required Consents as listed on Schedule 2.06 of the Disclosure Memorandum; and

(f)                                      all such other assignments and other instruments as, in the reasonable opinion of legal counsel to Purchaser, shall be necessary to vest in Purchaser all of Seller’s right, title and interest in, to and under the Transferred Assets.

1.06                            Deliveries by Purchaser.

At the Closing, Purchaser will deliver or cause to be delivered to Seller the following:

(a)                                    same day funds by wire transfer in an amount equal to the Purchase Price (such funds to be delivered by wire transfer to an account that Seller shall have specified at least two days prior to the Closing other than a Saturday, a Sunday or a day on which banks in Dallas, Texas, are authorized or obligated by Law or executive order to close (a “Business Day”));

(b)                                   a duly executed Assumption Agreement; and

(c)                                    a duly executed Bill of Sale.

1.07                            Procedures for Assets not Transferable.  If any of the In-Process Contracts, Other Contracts or any other property or rights included in the Transferred Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable Law without the consent, waiver, approval, authorization, exemption, registration or declaration (collectively, a “Consent” or “Consents”) of a person or entity that is not a party to this Agreement and that is not controlled by a party to this Agreement, Seller shall use commercially reasonable efforts to obtain such Consents prior to the Closing Date.  Purchaser shall use commercially reasonable efforts to assist in that endeavor.  If any such Consent is not obtained prior to the Closing Date and if Purchaser elects to grant a waiver to permit the Closing to occur despite the absence of such Consent, this Agreement and the Related Agreements shall not constitute an assignment or transfer of such In-Process Contracts, Other Contracts and other property or rights (collectively, the “Non-Transferable Contracts”).

l.08                              Allocation of Purchase Price.  The parties to this Agreement shall allocate the Purchase Price in accordance with Schedule 1.08 of the Disclosure Memorandum, which has been agreed upon by both parties. Within ninety (90) days following the Closing Date, Purchaser shall prepare an initial draft of Internal Revenue Service (“IRS”) Form 8594 in accordance with the rules of Section 1060 of the United States Internal Revenue Code of 1986, as amended (the “Code”),  and the  IRS Treasury Regulations promulgated thereunder, and deliver such initial draft to Seller, who shall within thirty (30) days thereafter provide to Purchaser its suggested revisions thereto.  Purchaser shall, within an additional thirty (30) days thereafter, finalize such IRS Form 8594, including Seller’s comments, as Purchaser reasonably deems appropriate.  Purchaser and Seller shall attach such IRS Form 8594 to their respective tax returns for the tax year in which the Closing Date occurred, and to the extent that the Purchase Price is adjusted, revise and amend the allocation Schedule and IRS Form 8594 as necessary.  The allocation derived pursuant to this Section 1.08 shall be binding on Seller and Purchaser for all Tax reporting purposes.

1.09                           Settlement of Certain Post Closing Transactions.  It is the intent of all parties to this transaction that each party should only collect accounts receivable and pay accounts payable and accrued liabilities that were retained or acquired, as the case may be, in accordance with the terms of this Agreement; however, recognizing that subsequent to the Closing Date certain amounts may be collected or paid by a party other than the party who acquired or retained such amounts (e.g., accounts receivable collections mailed to the wrong party, invoices from a vendor for services provided both before and after the Closing Date, etc.), all parties agree to make each other whole for such transactions within 60 days of the Closing Date, provided that neither party will pay accounts payable or accrued liabilities on behalf of the other party without first determining that such other party is in agreement with paying such amount.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Except as disclosed in the disclosure memorandum (the “Disclosure Memorandum”) delivered at or prior to the date of this Agreement, Seller represents and warrants to Purchaser that the statements contained in this Article II are correct and complete and Shareholder represents and warrants to Purchaser that the statements contained in Sections 2.01, 2.02, 2.03, 2.04, 2.09, 2.13, 2.14, 2.15, 2.17, and 2.18 at and as of the date of this Agreement and will be correct and complete at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case such representation or warranty shall be true and correct as of such date).

2.01                               Organization.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to carry on the Business as it is now being conducted and in the places where the Business is now conducted or operated.  Seller is duly licensed or qualified to do business and is in good standing as a foreign corporation in the following states: Georgia.

2.02                               Authorization.  The execution, delivery and performance by Seller of this Agreement and each of the Related Agreements and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s valid powers as a Delaware corporation and have been duly and validly authorized by all necessary action of Seller. The execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby are within Shareholder’s corporate powers and have been duly and validly authorized by all necessary action of Shareholder.

2.03                               Binding Effect.  This Agreement has been, and on the Closing Date each of the Related Agreements will be, duly executed and delivered by Seller and Shareholder.  Assuming due execution and performance by the Parties, this Agreement is, and on the Closing Date each of the Related Agreements will be, legal, valid and binding obligations of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and subject to general principles of equity.

2.04                                   No Violations.  The execution delivery, and performance by Seller and Shareholder of this Agreement and each of the Related Agreements, and the consummation of the transactions contemplated by this Agreement and the Related Agreements, do not and will not (i) conflict with or violate any provision of the certificate of incorporation or the bylaws of Seller or Shareholder, (ii) subject to obtaining the Required Consents, conflict with, result in the breach of, constitute a default under, or give any other party any right to terminate, modify or accelerate (whether after the giving of notice or the lapse of time or both) any right or obligation of Seller or Shareholder under, any In-Process Contract or Other Contract or result in the creation of any Lien upon any of the Transferred Assets, or (iii) to Seller Knowledge (as defined below), subject to obtaining the Required Consents, violate or result in a breach of or constitute a default under any Law or Judgment applicable to the Business or by which any of the Transferred Assets are bound or affected or any Permit necessary for the conduct of the Business as currently conducted, except in the cases of clauses (ii) and (iii), for any conflict, breach, default, termination, cancellation, acceleration, violation or Lien that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change as defined herein, or materially impair Seller’s or Shareholder’s ability to consummate the transactions contemplated by this Agreement.  A Material Adverse Change is one that materially affects the prospects, financial conditions, operations or results of operations of the Business (including the Transferred Assets and the Assumed Liabilities) taken as a whole, or materially impairs Seller’s ability to consummate the transactions contemplated by this Agreement (a “Material Adverse Change”).

2.05                            Subsidiaries.  Seller does not own, control, or have voting rights with respect to, directly or indirectly, any interest in any other corporation, partnership, association or other business entity and Seller is not a party to any agreement relating to the acquisition of such an interest.

2.06                            Consents and Approvals.  Except as set forth in Schedule 2.06 of the Disclosure Memorandum or any federal, state, local or foreign Laws or regulations (together with the Consents, notices and filings referred to in and Schedule 2.06 of the Disclosure Memorandum, the “Required Consents”), no Consent is required to be obtained by Seller from, and no notice or filing is required to be given by Seller to or made  by Seller with, any federal state, local, foreign or other governmental authority or other Person in connection with the execution, delivery and performance by Seller of this Agreement and each of the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or materially impair Seller’s or Shareholder’s ability to consummate the transactions contemplated by this Agreement.

2.07                            Financial Information.  The Seller’s Statement of Cash Receipts and Disbursements for each of the twelve (12) months in the period ended June 30, 2002 (the “Financial Information” set forth in Schedule 2.07 of the Disclosure Memorandum) fairly represents, in all material respects, the cash flow of the Seller for the periods referred to in such Financial Information.  Further, the footnotes to the Financial Information set forth in Schedule 2.07 of the Disclosure Memorandum set forth all material transactions between Shareholder and Seller, any material benefits provided to Seller by Shareholder, and the amount of cash receipts or disbursements included in the Financial Information related to such transactions or benefits.

2.08                                  Absence of Change.  To Seller’s Knowledge, except as disclosed on Schedule 2.08 of the Disclosure Memorandum or as otherwise disclosed in writing by Seller to Purchaser, since the date of the Financial Information, the Business has been operated in the ordinary course in a manner consistent with past custom and practice (including with respect to the matters described in Section 5.01), and there have not been any changes or developments, that individually or in the aggregate, reasonably could be expected to result in a Material Adverse Change.

2.09                                  Undisclosed Liabilities.  Except as set forth in Schedules 2.08 and 2.09 of the Disclosure Memorandum or as set forth on the Financial Statement, (i) all services provided by Seller under the

Completed Contracts have been in conformity with all applicable commitments and all express and implied warranties under the Completed Contracts, and Seller has not been negligent in the provision of any such services, (ii) neither Seller nor Shareholder have any liability for unpaid Taxes (with respect to the Business or otherwise) with respect to periods through the Closing, and (iii) to Seller’s Knowledge, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any third parties with respect to the Business.

2.10                             Litigation and Legal Compliance.  Except as set forth in Schedule 2.10 of the Disclosure Memorandum, there is no Proceeding pending or, to Seller’s Knowledge threatened (i) involving or relating to the Business or any of the Transferred Assets or the Assumed Liabilities or (ii) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement.  To Seller’s Knowledge, except as set forth in Schedule 2.10 of the Disclosure Memorandum, Seller has complied and is presently complying in all material respects with all applicable Laws (as defined below) and Judgments (as defined below) with respect to the Business except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change or materially impair Seller’s ability to consummate the transactions contemplated by this Agreement.

“Laws” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order or decree.

“Judgments” means any judgments, injunctions, orders, writs, rulings or awards of any court or other judicial authority or any governmental, administrative or regulatory authority of competent jurisdiction.

2.11                             Brokers and Finders.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

2.12                             Contracts Schedule 2.12  of the Disclosure Memorandum sets forth a list of all In-process Contracts, all lease agreements and all Other Contracts that are material to the Business (including the Transferred Assets and the Assumed Liabilities).  Seller has made available to Purchaser a correct and complete copy of each such In-Process Contract and Other Contract (as amended to date).  With respect to each such In-Process Contract and Other Contract: (i) the In-Process Contract or Other Contract is legal, valid, binding, enforceable and in full force and effect except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting creditors’ rights generally and (b) the availability of equitable remedies that would be subject to the discretion of the court before which any proceedings therefore may be brought; (ii) subject to obtaining any applicable Required Consent, the In-Process Contract or Other Contract is assignable to and assumable by Purchaser at the Closing; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the In-Process Contract or Other Contract, provided that the representation in this clause (iii) is qualified to Seller’s Knowledge as to breaches or defaults of any parties to In-Process Contracts or Other Contracts other than Seller or events relating to any such third parties; and (iv) no party has repudiated in writing to Seller any provision of the In-Process Contract or Other Contract.

2.13                           Employees and Employee Benefits.

(a)                                  Schedule 2.13 of the Disclosure Memorandum sets forth a true and correct list of all Plans that currently benefit any current or former employee of Seller.  Such plans are referred to collectively herein as the “Seller’s Plans.”

(b)                                 Except as set forth on Schedule 2.13 of the Disclosure Memorandum, Seller has heretofore made available to Purchaser with respect to each of Seller’s Plans set forth on Schedule 2.13 true and correct copies of all plan documents and other instruments, including all amendments thereto, (or a description of each of Seller’s Plans that is not in writing) evidencing Seller’s Plans, each trust or funding arrangement, the most recent IRS determination letter for each of Seller’s Plans intended to be tax qualified, and any other material information relating to each of Seller’s Plans as requested by Purchaser.

(c)                                  Each of the Seller’s Plans, in both form and operation, is in compliance with all applicable Laws and has been operated in accordance with the terms and provisions of the plan document, all related documents and policies and all applicable Laws.  Each of the Seller’s Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the IRS that it is a qualified plan and nothing has occurred either before or after the date of such determination that would adversely affect such qualified status.  There are no pending, or to the Knowledge of Seller, threatened or anticipated disputes, law suits, investigations, audits, complaints or claims (other than routine claims for benefits) by, on behalf of, or against any of the Plans or any trusts related thereto, except as individually or in the aggregate, would not result in any Liability to Seller or Purchaser or the imposition of any Liens on the Transferred Assets.

(d)                                 Except as set forth in Schedule 2.13 of the Disclosure Memorandum, to Seller’s Knowledge, no officer or key employee of the Business intends to terminate his or her employment by Seller within the next six (6) months other than in connection with accepting employment with Purchaser (or Purchaser’s assign) after the Closing.

(e)                                    Neither Seller, nor Shareholder nor any other ERISA Affiliate (as defined below) has at any time within the six (6) year period preceding the date of this Agreement, sponsored, contributed to, had an obligation to contribute to or otherwise participated in any Plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 412 of the Code, including any multiemployer plan, as defined in Section 3(37) of ERISA (“Pension Plan”) with respect to which Seller or Purchaser would have any Liability or that could result in a Lien attaching to any Transferred Assets.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is or at any time within the six (6) year period preceding the date of this Agreement would have been treated as a “single employer” with Seller under section 4l4(b), (c), (m), or (o) of the Code.

(f)                                      No union or other collective bargaining unit has been certified as representing any of the employees of Seller or any subsidiary, nor has Seller or any subsidiary agreed to recognize any union or other collective bargaining unit. There are no labor disputes pending or threatened involving strikes, work stoppages, slowdowns or lockouts with respect to any employee of Seller or any subsidiary. There are no grievance proceedings or claims of unfair labor practices filed or, to Seller’s Knowledge, threatened to be filed with the National Labor Relations Board against Seller or any subsidiary and Seller has not committed any unfair labor practice with respect to the Business.

(g)                                 Neither Seller nor any subsidiary is party to any agreement with any employee the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller or any subsidiary of the nature of any of the transactions contemplated by this Agreement.

2.14                        Transferred Assets.

(a)                              Seller has good and marketable title to all of the Transferred Assets, free and clear of any Liens.  The Transferred Fixtures and Equipment have been, taken as a whole, maintained in accordance with Seller’s normal practice and, to Seller’s Knowledge, are in satisfactory operating condition (with the exception of normal wear and tear).

(b)                                Except as set forth in Schedule 2.l4(b) of the Disclosure Memorandum, to Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights owned or used by the Business.

(c)                              Except as set forth in Schedule 2.14(c) of the Disclosure Memorandum, to the Knowledge of Seller, the Business has not and as presently conducted by Seller does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

(d)                             Schedule 2.14(d) of the Disclosure Memorandum identifies each patent, registered trademark, registered copyright, domain name, and other registration included in the Transferred Assets with respect to any of the Intellectual Property owned or used by the Business, and identifies each pending parent, trademark, copyright, domain name and other application for registration made with respect to any of the Intellectual Property owned or used by the Business.

2.15                        Taxes.

(a)                                 Filing of Tax Returns.  Seller has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) all reports, returns, declarations or other filings required (i) to be filed on or prior to the Closing with the United States or any state or any political subdivision thereof or any foreign jurisdiction with respect to Taxes, and (ii) to be supplied to any taxing authority or jurisdiction with respect to Taxes, including any amendments to such reports, returns, declarations or filings (“Tax Returns”).  All such Tax Returns are complete and accurate in all respects and properly reflect the Taxes of Seller for the periods covered thereby.

(b)                                Payment of Taxes.  Except for such items Seller may be disputing in good faith by proceedings in compliance with applicable law as set forth on Schedule 2.15 of the Disclosure Memorandum, (i) Seller has paid all Taxes that are due with respect to any Tax Returns that it or they have filed, and (ii) Seller is not delinquent in the payment of any Taxes.

(c)                                 No Pending Deficiencies Delinquencies Assessments or Audits.  Seller has not received any notice that any Tax deficiency or delinquency has been asserted against Seller, and to Seller’s Knowledge, there is no threat of such assertion and there exists no basis for any such assertion.  There is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of Seller that has been asserted by any taxing authority.  There is no taxing authority audit of Seller pending or threatened to Seller’s Knowledge.  Seller is not a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes.  Seller has not violated any applicable federal, state, local or foreign tax law.  There are no security interests or liens on any

Transferred Assets of Seller which have resulted from any failure to pay (or alleged failure to pay) Taxes except liens for Taxes not yet due and payable.

(d)                             No Extensions of Limitation Period.  No waivers of statutes of limitations or agreements extending the period for assessment or collection of any income or other Taxes for which Seller may be liable have been requested in respect thereof, and no closing agreements have been entered into with, or rulings requested in respect from, any governmental authority with respect to Shareholder or Seller.

(e)                              All Withholding Requirements Satisfied.  All monies required to be withheld by Seller and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other Taxes have been collected or withheld and timely paid to the respective governmental agencies.

(f)                                Foreign Person.  Seller is not a foreign person, as such term is referred to in Code Section 1445(f)(3) and Section 1.1445-2 of the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as those regulations may be amended from time to time (including corresponding provisions of succeeding regulations) (the “Regulations”).

(g)                             Safe Harbor Lease.  None of the properties or assets of Shareholder or Seller constitutes property that Shareholder, Seller, Purchaser, or any Affiliate (as defined below) of Purchaser will be required to treat as being owned by another person pursuant to the “Safe Harbor Lease” provisions of Code Section 168(f)(8) prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

“Affiliate” with respect to any Person shall mean a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, and with respect to Shareholder, affiliate shall also mean any international associates of Shareholder.

(h)                                 Entity Classification.  Each of Seller and Shareholder is a C-corporation for federal income tax purposes.

2.16                           Environmental Matters.

(a)                                  Compliance.  To Seller’s Knowledge, Seller is in compliance with all applicable Environmental Laws (as defined below) and Seller has not received or sent (nor has Seller been required to send or provide) any communication (written or oral), from any person that alleges that Seller is not in compliance with applicable Environmental Laws.  Seller has not given nor has Seller been required by any Environmental Laws to give or provide notice to any governmental agencies.

“Environmental Laws” shall mean all federal, state and local laws or orders relating to the regulation or protection of human health, welfare, safety or the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), including, without limitation, laws and regulations relating to Releases (as defined below) or threatened Releases of Hazardous Materials (as defined below), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of Hazardous Materials.

“Releases” shall mean any depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Hazardous Materials” shall mean (i) any petroleum or petroleum products or natural gas liquids as those terms are defined or used in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), mold, radioactive materials, asbestos in any form that is or could become friable, polychlorinated biphenyls (“PCBs”) in any form or equipment; and (ii) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law.

2.17                           Reasonably Equivalent Value.  Prior to Closing Seller has sought offers from other potential purchasers to purchase the assets of Seller being transferred to Purchaser as described herein.  As of the date of execution of this Agreement, Seller did not receive any legitimate offers in amounts in excess of the Purchase Price and other consideration being paid by Purchaser, although discussions regarding a potential offer from Inovis, Inc./Golden Gate Capital, LLC are ongoing.  The Purchase Price and other consideration being paid by Purchaser constitute reasonably equivalent value for the sale of the Transferred Assets.

2.18                           General.  The representations and warranties contained in this Article II do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article II not misleading.

EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE II, NEITHER SELLER NOR SHAREHOLDER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, WHETHER IN WRITING OR ORAL, REGARDING THE TRANSFERRED ASSETS OR AS TO THE FINANCIAL CONDITION, ASSETS, BUSINESS, OR ANY OTHER MATTER, THING, EVENT, OR CONDTION RELATING TO OR CONCERNING SELLER OR SHAREHOLDER, AND, EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE II, THE TRANSFERRED ASSETS ARE SOLD AND CONVEYED “AS IS WHERE IS,” AND SELLER AND SHAREHODLER HEREBY DISCLAIM ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND AS TO NON-INFRINGEMENT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the Disclosure Memorandum, Purchaser represents and warrants to Seller and Shareholder that the statements contained in this Article III are correct and complete at and as of the date of this Agreement and will be correct and complete at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case such representation or warranty shall be true and correct as of such date):

3.01                            Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and, prior to the Closing Date, will be duly qualified to do business in each jurisdiction where the nature of its business and the performance of the Assumed Liabilities requires such qualification.

3.02                               Authorization.  The execution, delivery and performance by Purchaser of this Agreement and each of the Related Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby are within Purchaser’s corporate powers and have been duly and validly authorized by all necessary action of Purchaser.

3.03                             Binding Effect.  This Agreement has been, and on the Closing Date each of the Related Agreements will be, duly executed and delivered by Purchaser.  This Agreement is, and on the Closing Date each of the Related Agreements will be, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and subject to general principles of equity.

3.04                        No Violations.  The execution, delivery and performance by Purchaser of this Agreement and each of the Related Agreements, and the consummation of the transactions contemplated by this Agreement and the Related Agreements, do not and will not (i) conflict with or violate any provision of the articles of organization, regulations or other organizational documents of Purchaser, (ii) subject to obtaining the Required Consents, conflict with, result in the breach of, constitute a default under, result in the termination, modification or acceleration of any right or obligation of Purchaser under, or give any other party any right to terminate, modify or accelerate (whether after the giving of notice or the lapse of time or both) any right or obligation of Purchaser under, any agreement, contract, lease, purchase and sale order, arrangement, commitment or license to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or affected or (iii) subject to obtaining the Required Consents, violate or result in a breach of or constitute a default under, any Law or Judgment applicable to Purchaser or by which Purchaser or any of its assets or properties is bound or affected, except in the cases of clauses (ii) and (iii), for any conflict, breach, default, termination, cancellation, acceleration, violation, or Lien that, individually or in the aggregate, would not reasonably be expected to materially impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

3.05                              Consents and Approvals.  Except as set forth in Schedule 3.05 of the Disclosure Memorandum or any other federal, state, local or foreign Laws or regulations, no Consent is required to be obtained by Purchaser from, and no notice or filing is required to be given by Purchaser to or made by Purchaser with, any federal, state, local, foreign or other governmental authority or other Person in connection with the execution, delivery and performance by Purchaser of this Agreement and each of the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not, individually or in the aggregate, reasonably be expected to materially impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

3.06                              Brokers and Finders.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement.

EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE III, PURCHASER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WHETHER IN WRITING OR ORAL, REGARDING ANY MATTER, THING, EVENT, OR CONDITION RELATING TO OR CONCERNING PURCHASER, AND PURCHASER HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND AS TO NON-INFRINGEMENT.

ARTCLE IV

COVENANTS

4.01                           Conduct of the Business Pending the Closing.  Except as (x) consented to or approved by the Purchaser in writing or (y) required by this Agreement, from the date hereof until the Closing, Seller (i) shall not take any action that would cause Seller’s representations and warranties herein to be untrue in any respect, (ii) shall conduct the Business only in the ordinary and usual course in a manner consistent with past custom and practice, (iii) shall use commercially reasonable efforts to preserve intact the present business organization of the Business, keep available the services of the Business’ present management and employees and preserve their relationships with clients, suppliers, customers, lenders and others having business dealings with Seller (including, to the extent consistent with the provisions of this Agreement, their respective Affiliates) to the extent that the failure to so preserve the present business organization, to keep available the services of present management and employees, or to preserve certain relationships would result in a Material Adverse Change in the Business, (iv) shall use its reasonable best efforts to maintain the Transferred Assets used in the ordinary course of business consistent with past practice, reasonable wear and tear excepted, (v) shall not take any action that could reasonably be expected to result in a Material Adverse Change or which could result in the failure of any of the conditions set forth in Article V to be satisfied, and (vi) Seller and Shareholder shall use commercially reasonable efforts to put the Purchaser into contact with an appropriate representative of the party that acquired the assets of Peregrine Connectivity, Inc. formerly known, as Harbinger, Inc. so that Purchaser may have an opportunity to negotiate an agreement for such party to provide Hosting Services and Electronic Data Interchange Services.  Without limiting the foregoing, except as contemplated by this Agreement, including Schedule 4.01 of the Disclosure Memorandum, Seller and Shareholder shall not, and shall cause their respective Affiliates not to, without giving prior written notice to the Purchaser:

(a)           permit or allow any of the assets that will be Transferred Assets to be subjected to any Liens or incur any indebtedness for money borrowed that constitutes an Assumed Liability;

(b)                              sell, transfer, license, lease or otherwise dispose of or agree to dispose of (including by the granting of an option, conditional sale agreement or otherwise), or acquire or agree to acquire, any assets that would be Transferred Assets, except in the ordinary course of the Business;

(c)                               amend or modify their certificate of incorporation or bylaws, if such amendment or modification would have a material adverse effect as to the completion of the transactions contemplated hereby;

(d)                              except as required by Law, grant any general increase in the compensation of employees of the Business (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any officer or employee of the Business, except for increases in compensation payable to employees in the ordinary course of business;

(e)                                  enter into any agreement for, or modify, amend, or terminate, any In-Process Contract or Other Contract or other agreements relating to, the Business, if such agreement, modification, amendment or termination would result in a Material Adverse Change;

(f)                                    merge or consolidate with or sell all or substantially all of the assets or equity securities of Seller (or enter into any agreement to merge or consolidate with or sell all or substantially all of the assets or equity securities of Seller), in one transaction or a series of related transactions, to any corporation or other entity or adopt or consent to a plan of liquidation;

(g)                              alter in any material respect its practices and policies relating to the payment and collection, as the case may be, of accounts payable and accounts receivable relating to the Business or the Transferred Assets;

(h)                                 commence or seek to commence a voluntary case under the Bankruptcy Code or consent to the entry of an order for relief in an involuntary case or to the conversion of any involuntary case to a voluntary case under any such law or consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (ii) make any assignment for the benefit of creditors or (iii) adopt any resolution or otherwise authorize action to approve any of the actions referred to in this subclause (h) (collectively, “Bankruptcy Actions”);

(i)                                     adopt, amend in any material respect adverse to Seller or terminate any Benefit Plan, severance plan or collective bargaining agreement or make awards or distributions under any Benefit Plan affecting the Business or the Transferred Assets, except awards or distributions to any participant or employee in the ordinary course of business or as required by the terms of any such plan or agreement as in existence on the date hereof;

(j)                                     compromise any claims or waive any rights of material value to the Business;

(k)                                  hire any Person who would become an employee or enter into or amend any employment or consulting agreement with a Person providing services to the Seller in connection with such agreement;

(l)                                     issue, award or distribute any shares, warrants, options or other securities of Seller; pay or declare any dividend or other distribution relating to or in connection with the ownership of any security of Seller; repurchase, retire or reclassify any shares of stock or other security of Seller; or

(m)                               agree, commit or resolve to do or authorize any of the foregoing.

4.02                           Access to Information.

(a)                                  Prior to the Closing Date, but subject to any confidentiality obligations binding on Seller or Shareholder with respect to any Person, Seller and Shareholder shall, at Purchaser’s sole risk and expense, (i) give Purchaser and its authorized representatives reasonable access, during, normal business hours and on reasonable notice, to the Business (including the Transferred Assets and the Assumed Liabilities), (ii) permit Purchaser and its authorized representatives to make such inspections as they may reasonably request and (iii) cause Seller’s and Shareholder’s directors, officers, managers, members and employees (as applicable) to furnish Purchaser and its representatives with such financial and operating data and other information that is available with respect to the Business (including the Transferred Assets and the Assumed Liabilities) as Purchaser and its representatives may from time to time reasonably request, all in accordance with the terms and conditions of the confidentiality agreement, dated July 3, 2002, by and among Seller, Shareholder, Purchaser and its affiliates (the “Confidentiality Agreement”) and the Letter of Intent, dated July 17, 2002, by and among Seller, Shareholder and Purchaser (the “LOI”)..

(b)                                 After the Closing Date, Seller and Shareholder shall, in accordance with section 3 of the Confidentiality Agreement, (i) hold in strict confidence all documents and information concerning the Business (including the Transferred Assets and the Assumed Liabilities), (ii) only use such documents and information in accordance with the provisions of this Agreement and (iii) cause its agents and representatives, excluding those persons not under the reasonable control of Seller and Shareholder, to also observe such confidentiality and non-use provisions, except to the extent explicitly required by law or as otherwise consented to by Purchaser; provided that Purchaser hereby acknowledges and agrees that (i) Success Systems, Inc. (“SSI”) is a shareholder of Seller and, accordingly, a copy of this Agreement will be provided and the transactions contemplated hereby will be disclosed, to SSI and its principals, Howard (Butch) Spiller and Warren Spiller (collectively, the “Spillers”); (ii) SSI is in litigation with Seller and Shareholder, which litigation is referenced in Schedule 2.10 of the Disclosure Memorandum (the “SSI Litigation”), and that Seller and Shareholder may be legally obligated to provide to SSI and the Spillers documents and information concerning the Business and other confidential information as part of the discovery process and other proceedings relating to the SSI Litigation and by virtue of the fact that SSI is a shareholder of Seller and (iii) the Spillers were officers, directors and/or employees of Seller and, therefore, had access to trade secrets, proprietary and confidential information and intellectual property of Seller, and (iv) neither Seller nor Shareholder shall have any responsibility or liability to Purchaser or any affiliate of Purchaser under this Agreement, the Confidentiality Agreement or otherwise, with respect to the disclosure, publication, use, dissemination or misappropriation by SSI or the Spillers of any such trade secrets, proprietary and confidential information or intellectual property.

(c)                               After the Closing Date, Purchaser shall provide reasonable access to Seller for inspection and copying, at Seller’s expense at reasonable times upon request, any Records transferred to Purchaser pursuant to this Agreement that, at the time of such request, are in the possession or reasonable control of Purchaser.  Such Records shall be retained for a reasonable period following the Closing consistent with Purchaser’s record retention policy as currently in effect or subsequently modified.

(d)                              After the Closing Date, Seller and Shareholder shall provide reasonable access to Purchaser for inspection and copying, at Purchaser’s expense at reasonable times upon request, any records and documents relating to the Business (including the Excluded Assets) and that, at the time of such request, are in the possession or reasonable control of Seller or Shareholder.  Such records and documents shall be retained for a reasonable period following the Closing consistent with Seller’s record retention policy as currently in effect or subsequently modified.

4.03                             Commercially Reasonable Efforts.  Upon the terms and subject to the conditions of this Agreement, Seller, Shareholder and Purchaser shall cooperate and use commercially reasonable efforts to fulfill the conditions precedent to the other party’s obligations under this Agreement, including securing as promptly as practicable all Required Consents.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the respective parties to this Agreement shall take all such necessary action.

4.04                             Public Announcements.  Prior to the Closing, Purchaser and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated by this Agreement, and neither Purchaser, Seller nor Shareholder shall issue any such pre-Closing press release with respect to this Agreement or the transactions contemplated by this Agreement without the prior written approval of the other party to this Agreement, except as may be required by applicable Law or any stock exchange listing or trading agreements.  After the Closing, Purchaser and Seller shall consult with each other before issuing any press release (but not before making any other public statement) with respect to this Agreement or the transactions contemplated by this Agreement, and neither Purchaser, Seller nor Shareholder shall issue any such post-Closing press release with respect to this Agreement or the transactions contemplated by this Agreement without the prior written approval of the other party to this Agreement, except as may be required by applicable Law or any stock exchange listing or trading agreements.

4.05                         Waiver of Restrictions on Business Activities.  On or prior to the Closing Date, Seller shall waive for such period as the applicable Transferred Employee is employed by Purchaser (or its designee) any and all limitations and restrictions (non-compete or otherwise) prohibiting or impairing such Transferred Employee’s ability to engage in management consulting or other services offered by Purchaser, including any limitations and restrictions on engaging in such services set forth in any agreement to which such Transferred Employee is a party.  Purchaser shall promptly notify Seller in writing in the event that the employment by Purchaser (or its designee) of any Transferred Employee with respect to whom Seller has waived any limitation or restriction as contemplated by this Section 4.05 is terminated.

4.06                         Use of Name.  After the Closing, Seller and Shareholder shall no longer use the names “GLink”, “GLink LLC”, “GroceryLink”, GroceryLink, LLC”, “eXchangeBridge” and “eXchangeBridge, Inc,” for any purpose.

4.07                         Exclusivity.  Subject to Section 7.02, Seller and Shareholder will not, nor will they permit any of their representatives and agents, directly or indirectly, to (i) solicit, initiate or take any other action that could reasonably be expected to facilitate or encourage (including without limitation by way of furnishing information or providing access to the books, records, properties or assets of the Seller or Shareholder) the making of any proposal to acquire the Business or any portion of the Business, or (ii) participate in any discussions or negotiations regarding any proposal to acquire the Business or any portion of the Business.  Neither Seller nor Shareholder shall have any responsibility or liability to Purchaser with respect to actions taken by SSI or the Spillers in violation of this Section 4.07.

4.08                         Group Health Plans.  Seller and each ERISA Affiliate that, prior to Closing, sponsored a group health plan (as defined in Section 5000b of the Code, Section 607 of ERISA, or both) which provides welfare benefits to any current or former employee of Seller will maintain such group health  plan after Closing and will not, in connection with the sale (as such phrase is described in Section 54.4980B-9, Q&A-8 of the Regulations, whether or not such regulations apply to this Agreement) of the property, assets, and rights of the Business as described in this Agreement, cease to provide coverage under such group health plan to its employees.

4.09                           Vacation and Sick Day Benefits.  Purchaser shall assume any vacation and sick days accrued but unused by each Transferred Employee as of the Closing Date in accordance with the terms of Seller’s vacation and sick day policies in effect as of such date.

ARTICLE V

CONDITIONS TO CLOSING

5.01                           General Conditions.  The obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)                              No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated by this Agreement; and

(b)                             Updating of the Schedules to this Agreement to Purchaser’s satisfaction and for its approval in its sole discretion.

5.02                           Additional Conditions to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)                              Purchaser shall have performed and complied with all agreements and covenants required to be performed and complied with by Purchaser under this Agreement at or prior to the Closing Date;

(b)                             The representations and warranties of Purchaser contained in this Agreement shall be true and correct at and as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case such representation or warranty shall be true and correct as of such specified date);

(c)                              Seller’s board of directors and shareholders shall have approved this Agreement, the Related Agreements and the transactions contemplated thereby;

(d)                             Seller shall have received from Purchaser the Purchase Price;

(e)                                  Seller shall have received from Purchaser the Related Agreements, duly executed by Purchaser;

(f)                                    There shall not be any Proceeding pending that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that, if adversely determined, could reasonably be expected to result in a material impairment of the parties’ ability to consummate the transactions contemplated by this Agreement and no judgment or order shall have been issued or be pending, with respect to the SSI Litigation, for such injunctive relief or damages;

(g)                                 Seller shall have received from Purchaser the documents referred to in Section 2.06; and

(h)                                 Seller shall have received from Purchaser a certificate signed by an appropriate officer or manager of Purchaser as to Purchaser’s compliance with the conditions set forth in Sections 5.02(a) and 5.02(b).

(i)                                     With respect to all hardware and software disclosed in the Disclosure Memorandum and Schedules as being owned by SCE or Inovis, Inc., the Seller shall have obtained (i) ownership of, or (ii) valid evidence of rights as licensee reasonably equivalent to those rights currently held by SCE / Inovis, Inc.  The parties may mutually agree to a value for such hardware and software and a corresponding reduction of the Purchase Price in the event that such transfer has not occurred by the Closing Date.

5.03                           Additional Conditions to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)                                  Seller and Shareholder shall have performed and complied with all agreements and covenants required to be performed and compiled with by Seller or Shareholder under this Agreement at or prior to the Closing Date;

(b)                                 The representations and warranties of Seller and Shareholder contained in this Agreement shall be true and correct at and as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case such representation or warranty shall be true and correct as of such specified date);

(c)                                  Purchaser shall have received from Seller the Related Agreements, duly executed by Seller;

(d)                                 Purchaser shall have received all of the Required Consents listed on Schedule 5.03(f) of the Disclosure Memorandum;

(e)                                 Purchaser shall have entered into employment agreements with the officers and other employees of the Business specified in Schedule 5.03(g) of the Disclosure Memorandum, on the terms and conditions satisfactory to Purchaser;

(f)                                   There shall not have been any Material Adverse Change since the date of this Agreement;

(g)                                There shall not be any Proceeding pending that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that, if adversely determined, could reasonably be expected to result in a Material Adverse Change or a material impairment of the parties’ ability to consummate the transactions contemplated by this Agreement and no judgment or order shall have been issued or be pending, with respect to the SSI Litigation, for such injunctive relief or damages;

(h)                                Purchaser shall have received from Seller and Shareholder the documents referred to in Section 1.05; and

(i)                                 Purchaser shall have received from Seller a certificate signed by an appropriate officer of Shareholder and of Seller as to Seller’s compliance with the conditions set forth in Sections 5.03(a) and 5.03(d).

(j)                                     Purchaser shall be satisfied, in its sole discretion, that after the Closing, the Transferred Assets,  including the software and related transaction processing system, are transportable to and will be fully functional and operational at a new location as provided in the LOI.

(k)                                  Purchaser shall be satisfied that after the Closing, the Transferred Assets constitute the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in substantially the manner presently operated by Seller.

ARTICLE VI

PERSONNEL, EMPLOYMENT ARRANGEMENTS,

AND EMPLOYEE BENEFITS

6.01                             Transferred Employees.  Effective as of the Closing Date, Purchaser shall offer employment to all employees of the listed on Schedule 6.01 of the Disclosure Memorandum.  Such employees who accept employment with Purchaser as of the Closing Date shall be referred to as the “Transferred Employees.” Purchaser shall not be required to offer employment to any employee, and Purchaser shall not assume any Liability with respect to any current or former employee of Seller except as specifically set forth in this Agreement with respect to the Transferred Employees.  Notwithstanding anything in this Section 6.01 or any other provision in this Agreement to the contrary, Raj Tanna may, at Shareholder’s request to Purchaser from time to time, perform various services in connection with the winding down of Seller’s business, up to ten (10) hours per week, for a period ending on the sixtieth (60th) day after the Closing.  Such services shall be deemed to be within the scope of such employee’s employment with Purchaser and shall not entitle such employee to any further compensation or remuneration from Seller, Shareholder or any other party.

6.02                        Employee Records.  Seller shall make available to Purchaser all personnel records, including names, Social Security numbers, performance ratings and evaluations (if available), dates of hire by Seller, dates of birth, numbers of hours worked each fiscal year and compensation histories (if available), for all Transferred Employees.  Seller may retain copies of any Records relating to Transferred Employees so long as Seller provides to Purchaser the original, if available, or at least one copy of such Records.  After the Closing, Purchaser shall provide Seller access to all Records relating to Transferred Employees in accordance with Section 4.02(c), and Seller shall provide Purchaser access to all Records relating to Transferred Employees in accordance with Section 4.02(d).

6.03                             Benefits Coverage.  Purchaser shall provide the Transferred Employees with those employee benefits that are provided to other, similarly situated employees of Purchaser.

6.04                             Service Crediting.  Effective as of the Closing Date, Purchaser shall treat prior service with Seller as service with Purchaser for purposes of determining eligibility to participate, vesting, and matching contribution benefits, if any, with respect to all employee benefit plans covering Transferred Employees.

6.05                             Medical Plans.

(a)                                   Effective as of the Closing Date, Purchaser shall make enrollment available to all Transferred Employees and their eligible dependents without any waiting period in a Purchaser plan or plans providing medical benefits (the “Purchaser Medical Plan”), to the extent such individuals were covered under Seller’s applicable medical plan (the “Seller Medical Plan”), as contemplated by Section 6.03; Such Purchaser Medical Plan shall waive any restrictions and limitations for pre-existing conditions for all Transferred Employees, to the extent such restrictions did not apply under the Seller Medical Plan, and shall give credit to each Transferred Employee for any deductibles and out-of-pocket expenses paid during the current plan year by such Transferred Employee under the Seller Medical Plan.

(b)                                  Purchaser shall be responsible for medical expenses covered under the terms of the Purchaser Medical Plan incurred by a Transferred Employee and/or his covered dependents who are enrolled in the Purchaser Medical Plan after the later of (i) the Closing Date or (ii) the date such person becomes a Transferred Employee.  Seller shall be responsible only for medical expenses covered under the terms of the Seller Medical Plan incurred by a Transferred Employee and/or his covered dependents on or prior to the Closing Date (or if later, for the period prior to the date such person becomes a Transferred

Employee).  If a Transferred Employee or a covered dependent of a Transferred Employee enrolled in the Seller Medical Plan is hospitalized on the Closing Date, the Seller Medical Plan shall continue to provide coverage for such person until he or she is discharged from the hospital, to the extent coverage is provided under the terms of the Seller Medical Plan.

6.06                         Flexible Spending Arrangements.

(a)                                Purchaser’s FSA. Purchaser shall take all actions necessary and legally permissible to ensure that, as of the Closing Date, it includes the Transferred Employees who are participating in the Seller’s Section 125 Plan and any flexible spending arrangements thereunder (“Seller’s FSA”) as of the Closing Date, in Purchaser’s Section 125 Plan and any flexible spending arrangements thereunder (“Purchaser’s FSA”).  Purchaser shall further take all actions necessary and legally permissible to amend Purchaser’s FSA to provide that (i) the Transferred Employees who elected to participate in Seller’s FSA shall become participant’s in Purchaser’s FSA as of the beginning of Seller’s FSA plan year and at the level of coverage provided under Seller’s FSA, except that any Transferred Employees who continue participation in Seller’s FSA after the Closing Date shall not be covered by Purchaser’s FSA for that year; (ii) the Transferred Employees salary reduction elections shall be taken into account for the remainder of Purchaser’s FSA’s plan year as if made under Purchaser’s FSA.; and (iii) Purchaser’s FSA shall reimburse medical expenses incurred by the Transferred Employees at any time during Seller’s FSA’s plan year (including claims incurred prior to the Closing Date), up to the amount of the Transferred Employee’s election and reduced by amounts previously reimbursed by Seller.

(b)                               Seller’s FSA.  Seller shall take all actions necessary and legally permissible to amend Seller’s FSA to provide that the Transferred Employees shall cease to be eligible for reimbursements from Seller’s FSA as of the Closing Date, except to the extent that any Transferred Employee elects continuation of coverage under Seller’s FSA as permitted by Code Section 4980B and Section 601 et seq. of ERISA.

(c)                                  Transfer.  As soon as practicable following the Closing Date, Seller shall transfer to Purchaser and Purchaser agrees to accept, those amounts which represent the Transferred Employees’ debit and credit balances under the Seller’s FSA, a schedule of which is attached hereto as Schedule 6.06.

6.07                         Health Care Coverage.  Seller shall be responsible for compliance with all requirements under Sections 4980B and 9801of the Code and Section 601, et seq.  of ERISA with respect to any (a) Transferred Employee or (b) dependent of such Transferred Employee, in each case who, on or prior to the Closing Date, becomes a qualified beneficiary within the meaning of Section 4980B(g)(l) of the Code as the result of any “qualifying event” within the meaning of Section 4980B(f)(3) of the Code or who, on or prior to the Closing Date, ceases to be covered under Seller’s group health plan.  Purchaser shall be responsible for compliance with all requirements under Sections 4980B and 9801 of the Code and Section 601, et seq. of ERISA with respect to any (a) Transferred Employee or (b) dependent of such Transferred Employee, in each case who, after the Closing Date, becomes a qualified beneficiary within the meaning of Section 4980B(g)(l) of the Code as the result of any “qualifying event” within the meaning of Section 4980B(f)(3) of the Code or who, after the Closing Date, ceases to be covered under Purchaser’s group health plan.

6.08                         Seller’s Savings Plan.  Seller shall take all necessary and legally permissible actions in order to cause the Seller’s 401 (k) defined contribution plan with the Principal Financial Group (“Seller’s Savings Plan”) to distribute the account balances thereunder for each Transferred Employee who participated in Seller’s Savings Plan prior to the Closing Date, subject to the consent of such Transferred Employee, where required, including making any and all necessary amendments to Seller’s Savings Plan to effect such distribution, and Purchaser shall cause its 401(k) savings plan or other comparable plan sponsored by Purchaser (“Purchaser’s Savings Plan”) to accept a rollover of such account balances, if such Transferred Employees so elect.

ARTICLE VII

TERMINATION

7.01                           Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)                               by the mutual written agreement of Purchaser and Seller;

(b)                              by either Purchaser or Seller, if there shall be any Law or regulation that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement would violate any order or Judgment of any court or governmental body having competent jurisdiction and including, without limitation, any judgment or order issued pending, with respect to the SSI Litigation, for such injunctive relief or damages;

(c)                               by Purchaser upon a breach by Shareholder or Seller of any of their covenants under this Agreement that is not cured within ten Business Days following notice of such breach to such party;

(d)                              by Purchaser upon the occurrence of any event or circumstance that would reasonably be expected to cause Seller or Shareholder to be unable to deliver the certificate as described in Section 5.03(i);

(e)                               by Seller upon a breach by Purchaser of any of its covenants under this Agreement that is not cured within ten Business Days following notice of such breach to Purchaser;

(f)                                 by Seller upon the occurrence of any event or circumstance that would reasonably be expected to cause Purchaser to be unable to deliver the certificate as described in Section 5.02(h) or a failure of the conditions described in 5.02(d) or (f); or

(g)                              by Purchaser, by giving written notice of such termination to the Seller, if by the Closing Date, the conditions set forth in Sections 5.03(d), 5.03(e) and 5.03(j) have not been satisfied.

(i)                                     as provided in Section 7.02.

7.02                           Fiduciary Out.  Notwithstanding Section 4.07, Seller may participate in discussions or negotiations with, or furnish information with respect to Seller, to any Person if (i) such Person has submitted to Seller a bona fide written proposal to acquire the stock or assets of Seller which was not first solicited on or after the date of execution of this Agreement (“Acquisition Proposal”), (ii) the Board of Directors of Seller (A) determines by a majority vote in its good faith judgment, after consultation with outside counsel, that taking such action is necessary in order to act in a manner consistent with the fiduciary duties of such Board under applicable laws, and (B) contemporaneously with furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Seller gives Purchaser written notice of the identity of such Person and of Seller’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and (iii) contemporaneously with furnishing any such information to such Person, Seller furnishes such information to Purchaser (to the extent such information has not been previously furnished by Seller). In addition, notwithstanding Section 4.07, Seller may terminate this Agreement and proceed to consummate the transactions contemplated by the Acquisition Proposal provided and only if the Acquisition Proposal is a Superior Proposal (as hereinafter defined).

For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal that is on terms which the Board of Directors of Seller determines by a majority vote of its directors in their good faith judgment (after consultation with its outside counsel and financial advisors), after taking into account all relevant factors, including any conditions to such Acquisition Proposal, the form of consideration contemplated by such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Acquisition Proposal to finance the transactions contemplated thereby and any required filings or approvals, to be more favorable to the shareholders of Seller than the transactions contemplated by this Agreement.

Seller acknowledges and agrees that the proposal of Inovis, Inc./Golden Gate Capital referenced in Section 2.17 is an “Acquisition Proposal” for purposes of this Section 7.02.

7.03                           Effect of Termination.  If this Agreement is terminated as permitted under Section 7.01, such termination shall be without liability to such party or to any partner, principal, employee, member, manager, shareholder, director, officer or representative of such party and, following such termination, none of the parties shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement to the other parties whatever; provided, that the Confidentiality Agreement, the reimbursement obligations of the Purchaser under Section 7 of the LOI and Sections 7.03, 9.01, 9.07, and 9.13 of this Agreement shall survive any termination of this Agreement. In the event Seller terminates in accordance with Section 7.02, Seller shall pay Purchaser $100,000.00 to reimburse Purchaser for a portion of the out-of-pocket expenses and costs incurred by Purchaser in connection with due diligence performed by Purchaser, including but not limited to its costs related to the due diligence project as provided in paragraph 7 of the LOI and its reasonable attorneys’ fees provided that such payment shall only be due if and upon such time that the closing of the Superior Proposal shall have occurred and shall been funded.

ARTICLE VIII

INDEMNIFICATION

8.01                           Indemnification by Seller.  From and after the Closing, and subject to the provisions of this Article VIII, Seller shall pay and indemnify fully, hold harmless and defend Purchaser, Purchaser’s affiliates, members, managers, principals, attorneys, accountants, agents and employees, and their respective heirs, successors and assigns (each a “Purchaser Indemnified Party”) from and against any and all Proceedings, charges, complaints, Judgments, decrees, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses (collectively, “Damages”), arising out of or relating to: (a) any inaccuracy in or breach of any representation or warranty of Seller or Shareholder contained in this Agreement; (b) any breach of any covenant or agreement of Seller or Shareholder contained in this Agreement; (c) any Excluded Liabilities; (d) any claim, suit or action made against Purchaser that accrues prior to the Closing; and (e) Seller’s failure to obtain any Required Consent prior to the Closing.  Notwithstanding anything in this Article VIII or this Agreement to the contrary, if the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII, and if such dispute is resolved in the favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section or Section 8.02 or of the Indemnifying party’s participation therein at the Imdemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for the costs and expenses of such litigation.

8.02                             Indemnification by Purchaser.  From and after the Closing, and subject to the provisions of this Article VIII, Purchaser shall pay and indemnify fully, hold harmless, and defend Seller, Seller’s affiliates, members, partners, principals, officers, attorneys, accountants, agents and employees, and their respective heirs, successors and assigns (each a “Seller Indemnified Party”) from and against any and all Damages arising out of or relating to: (a) any inaccuracy in or breach of any representation or warranty of Purchaser contained in this Agreement; (b) any breach of any covenant or agreement of Purchaser contained in this Agreement; (c) any Assumed Liabilities; or (d) the ownership and operation of the Business and the Transferred Assets after the Closing.

8.03                             Indemnification Process.  The party or parties making a claim for indemnification under this Article VIII shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” and the party or parties against whom such claims are asserted under this Article VIII shall be, for the purposes of this Agreement, referred to as the “Indemnifying Party.” All claims by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

(a)                                In the event that (i) any Proceeding is asserted or instituted by any Person other than the parties to this Agreement that could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party. under this Agreement that does not involve a Third Party Claim (such claim, a “Direct Claim”), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice briefly Specifying the nature of such Third Party Claim or Direct Claim in reasonable detail and the amount or estimated amount thereof, which amount or estimated amount shall not be conclusive of the final amount, if any, of such Third Party Claim or Direct Claim and copies of relevant papers fa “Claim Notice”).

(b)                               In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided, however, that such counsel must be reasonably acceptable to the Indemnified Party.  Notwithstanding an Indemnifying Party’s election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to retain separate counsel to participate in, but not control, any defense of such Third Party Claim.  Furthermore, the Indemnifying Party shall have the right to retain separate counsel to conduct the defense of such Third Party Claim, and only in the case of clauses (i) and (iv) below (but not clauses (ii) and (iii) below) the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest as reasonably determined by separate counsel acceptable to both parties, (ii) the Third Party Claim seeks an injunction or other equitable relief that would be binding on the Indemnified Party, (iii) an adverse determination with respect to the Third Party Claim could reasonably be expected to establish a material adverse precedent or (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim.  If and to the extent reasonably requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party defends or, if appropriate and related to the Third Party Claim, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person.  No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.  In the event that any Indemnified Party or Indemnifying Party settles or compromises or consents to the entry of any Judgment with respect to any Third Party Claim in violation of the preceding sentence, then such violating party shall pay and indemnify fully, hold harmless, and defend the other party against any incremental Damages under this Article IX caused by or arising from such settlement, compromise or consent to the entry of Judgment without the prior written consent of the other party.

(c)                                   In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within 45 days following receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

(d)                                  From and after the delivery of a Claim Notice relating to a Third Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, personnel and properties of such Indemnified Party to the extent reasonably related to the matters to which the Third Party Claim relates.  All such access shall be granted during normal business hours and shall be granted under conditions that will not interfere with the business and operations of such Indemnified Party.  The Indemnifying Party shall not, and shall require its representatives to not, use (except in connection with such Third Party Claim) or disclose to any third party other than the Indemnifying Party’s representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 8.03(d).

8.04                              Limitation on Certain Indemnity Payments.  No claim for indemnification under Section 8.01(a) may be made, and no payment in respect thereof shall be required, unless and to the extent that the aggregate amount of Damages which the Purchaser Indemnified Parties have suffered arising out of or with respect to all such inaccuracies in or breaches of Seller’s and Shareholder’s representations and warranties contained in this Agreement exceeds fifty thousand dollars ($50,000) and then only for the amount of such excess (the “Deductible”); provided, however, that the Purchaser Indemnified Parties shall be entitled to any Damages, without regard to the Deductible, resulting from a breach of Section 2.02, 2.08, 2.09, 2.13(a) or 2.14(a) but any such Damages shall not be included for purposes of determining whether the Deductible has been exceeded with respect to other claims for indemnification under Section 8.01(a).  Furthermore, the aggregate liability of Seller and Shareholder for indemnification under Section 8.01 shall in no event exceed seven hundred thousand dollars ($700,000.00).

8.05                              Survival of Representations and Warranties.  The representations and warranties of Seller, Shareholder and Purchaser contained in this Agreement shall survive the Closing for the applicable period set forth in this Section 8.05, and any and all claims for indemnification under Section 8.01(a) or 8.02(a) arising out of or relating to the inaccuracy or breach of any representation or warranty of Seller, Shareholder or Purchaser must be made prior to the termination of the applicable survival period; provided, however, that in the event notice of any claim for indemnification under Section 8.01(a) or 8.02(a) shall have been given prior to the termination of the applicable survival period, then the representations and warranties that are the subject of such indemnification claim shall survive for purposes of such claim until such time as such claim is finally resolved.  All of the representations and warranties of Seller, Shareholder and Purchaser contained in this Agreement shall survive for a period of twelve months following the Closing Date; provided, however, that any representations and warranties of the parties with respect to Taxes, title to assets, environmental matters, and authority to consummate the transactions contemplated by this Agreement shall survive for the applicable statute of limitations period or, in the absence, of an applicable statute of limitations period, indefinitely.

8.06                              Insurance Proceeds.  In determining the amount of any losses, liability or expense for which any party is entitled to indemnification under this Agreement, the gross amount thereof will be reduced by any insurance proceeds realized by such party and such correlative insurance benefit shall be net of the insurance premium that becomes due as a result of such claim.  Any parties seeking such indemnification shall use commercially reasonable efforts to realize such insurance proceeds from its policies then in effect applicable to such loss, liability, or expense; provided, that such patties shall not thereby have any obligation to risk exposure to any additional loss, liability or expense.

8.07                             Characterization Indemnification Payments.  Purchaser and Seller agree to treat any payment made under this Article VIII with respect to the Business (including the Transferred Assets and the Assumed Liabilities) for periods through the Closing as an adjustment to the Purchase Price.

8.08                         No Effect on Liability. None of (a) the consummation of the transactions contemplated by this Agreement or the Related Agreements, (b) the delay or omission of any party to exercise any of its rights under this Agreement or any Related Agreement or (c) any investigation or disclosure that any party makes, any notice that any party gives, or any knowledge that any party obtains as a result thereof, or otherwise, shall (i) affect the liability of the parties to one another for any breach of this Agreement or any Related Agreement or (ii) prevent any party from relying on the representations or warranties contained in this Agreement or any Related Agreement.

8.09                             Exclusive Remedy.  The remedies for a breach or default by any party hereto of a representation, warranty or covenant made by such party in this Agreement shall be limited solely to the remedy provided by this Article VIII.

ARTICLE IX

GENERAL PROVISIONS

9.01                           Transaction Expenses.  Except as expressly set forth in this Agreement, each party to this Agreement shall pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement; provided, however, that all applicable excise, sales, transfer, documentary, filing, recordation and other similar Taxes, levies, fees and charges, if any (but in any event excluding Seller’s income Taxes), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the Related Agreements and the transactions contemplated by this Agreement and the Related Agreements shall be borne one-half by Purchaser and one-half by Seller.

9.02                           Tax Matters.

(a)                                    Tax Returns.  Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax Returns required by Law to be filed in respect of the Business (including the Transferred Assets and the Assumed Liabilities) for periods ending on or prior to the Closing Date.  All Taxes due and payable with respect to periods through the Closing Date shall be paid by Seller as and when required by Law, except for such Taxes as may be contested by Seller in good faith and in appropriate proceedings.  Purchaser shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax Returns required by Law to be filed in respect of the Business (including the Transferred Assets and the Assumed Liabilities) for periods beginning on (including the day immediately preceding and the day immediately after) the Closing Date.  All Taxes due and payable with respect to periods beginning after the Closing Date shall be paid by Purchaser as and when required by Law, except for such Taxes as may be contested by Purchaser in good faith and in appropriate proceedings.

(b)                                   Tax Procedures.  After the Closing, Purchaser and Seller shall cooperate in the filing of any Tax Returns or other Tax-related forms or reports, to the extent such filing requires providing each other with necessary records and documents relating to the Business (including the Transferred Assets and the Assumed Liabilities) or providing access to employees.  Seller and Purchaser shall cooperate in the same manner in defending or resolving any Tax audit, examination or Tax-related litigation.

(c)                                  FIRPTA Certificate.  At the Closing, Seller shall deliver to Purchaser a certificate that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

9.03                         Further Assurances.  From time to time after the Closing and without further consideration, Seller, upon the request of Purchaser and at Purchaser’s expense, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Transferred Assets as contemplated by this Agreement and to vest in Purchaser title to the Transferred Assets transferred under this Agreement.

9.04                         Notices.  Any notices or other communications required or permitted under this Agreement or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in Person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed as follows:

If to Seller:

eXchangeBridge, Inc.
1820 PRESTON PARK BLVD
SUITE 1850
PLANO Texas 75093
Attention: Raj Tanna

With a copy to:

Anthony A. DeLuca, Esq.
McGuireWoods, LLP
1170 Peachtree Street, N.E.
Suite 2100
Atlanta, Georgia 30309

Facsimile:(404) 443-5763

If to Shareholder:

Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130

Attention: Kathy Vizas
Facsimile:

If to Purchaser:

GLE Acquisitions, LLC
Care of: CROSSMARK Holdings, Inc.
6400 International Parkway, Suite 2000
Plano, Texas 75093

Attention: David Baxley, Secretary
Facsimile: 972-349-4494

With a copy to:

GLE Acquisitions, LLC
Care of: CROSSMARK Holdings, Inc.
6400 International Parkway, Suite 2000
Plano, Texas 75093

Attention: Legal Department
Facsimile: 972-349-4494

or such other address as the Person to whom notice is to be given has furnished in writing to the other party. A notice of change in address shall not be deemed to have been given until received by the addressee.

9.05                           Amendment; Assignment.  This Agreement may not be amended or assigned except by an instrument in writing signed by Purchaser and Seller.  Notwithstanding the foregoing, Seller acknowledges and agrees that Purchaser may assign its rights to purchase the Transferred Assets and its obligation to assume the Assumed Liabilities under this Agreement to one or more wholly owned subsidiaries of Purchaser; provided, however, that no such assignment shall relieve Purchaser of its obligations under this Agreement.

9.06                          Headings and Schedules.  The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  The disclosure or inclusion of any matter or item on any Schedule to the Disclosure Memorandum shall not be deemed an acknowledgment or admission that any such matter or item is required to be disclosed or is material for purposes of the representations and warranties set forth in this Agreement.

9.07                          Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Texas without giving effect to any choice or conflict of laws provision or Rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

9.08                          No Third Party Rights.  Except as specifically provided in Article VIII, this Agreement is intended to be solely for the benefit of the parties to this Agreement and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties to this Agreement.

9.09                              Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

9.10                        Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

9.11                        Entire Agreement.  This Agreement and the Related Agreements set forth the entire understanding and agreement between the parties as to the matters covered in this Agreement and the Related Agreements and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement, with the exception of the Confidentiality Agreement and paragraph number 7 of the LOI.

9.12                        Waiver.  The parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by the other party pursuant to this Agreement or (iii) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained in this Agreement by the other party.  Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

9.13                        Fair Construction.  This Agreement shall be deemed to be the joint work product of Purchaser, Seller and Shareholder without regard to the identity of the draftsperson, and any rule of construction, that a document shall be interpreted or construed against the drafting party shall not be applicable.

9.14                        Waiver of Compliance with Bulk Sales Laws.  Seller and Purchaser waive compliance with any applicable bulk sales laws.

9.15                           Knowledge. When a representation or warranty in Article II is made to the knowledge (the “Knowledge”) of Seller and Shareholder, it means receipt of written notice by, or actual knowledge of, such fact or matter by any of the following individuals: Raj Tanna, on behalf of the Seller, and Kathy Vizas, on behalf of the Shareholder.  No representation or warranty that is qualified or limited by reference to the knowledge of Seller shall be so qualified unless reasonable inquiry within the ordinary course of business was actually made by the persons described in this Section 9.15.

9.16                           Other Definitional Provisions.

(a)                                 Any reference to an Article, Section or Annex is a reference to an Article or Section of, or an Annex to, this Agreement.

(b)                                Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)                                 The words “include,” “includes” and “including” are not limiting.

(d)                                The terms “dollars” and “$” mean United States dollars.

9.17                           Parties in Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

* * * * *

Each of the parties to this Agreement has caused this Agreement to be executed on its behalf by its duly authorized representative, all as of the day and year first above written.

EXCHANGEBRIDGE, INC.

By:	/s/ Raj Tanna
Name:	RAJ TANNA
Title:	PRESIDENT / CEO

PEREGRINE SYSTEMS, INC.

By:
Name:
Title:

GLE ACQUISITIONS, LLC

By:	/s/ David A. Baxley
Name:	DAVID A. BAXLEY
Title:	CEO

Each of the parties to this Agreement has caused this Agreement to be executed on its behalf by its duly authorized representative, all as of the day and year first above written.

EXCHANGEBRIDGE, INC.

By:
Name:
Title:

PEREGRINE SYSTEMS, INC.

By:	/s/ Kathryn Vizas
Name:	KATHRYN VIZAS
Title:	General Counsel & Corporate Secretary

GLE ACQUISITIONS, LLC

By:
Name:
Title:

SCHEDULES AND DISCLOSURE MEMORANDUM TO

PURCHASE AND SALE AGREEMENT

AMONG

eXchangeBridge, Inc.,

a Delaware corporation,

Peregrine Systems, Inc.,

a Delaware corporation,

and

GLE Acquisitions, LLC,

a Delaware Limited Liability Company

September 9, 2002

INDEX

Schedule 1.01(a)(iii)	Transferred Leases
Schedule 1.01(a)(iv)	Licenses
Schedule 1.01(a)(viii)	Transferred Fixtures and Equipment
Schedule 1.01(b)	Excluded Assets
Schedule 1.02(b)	Excluded Liabilities
Schedule 1.08	Allocation of Purchase Price
Schedule 2.06	Seller’s Consents and Approvals
Schedule 2.07	Financial Information
Schedule 2.08	Absence of Change
Schedule 2.09	Undisclosed Liabilities
Schedule 2.10	Litigation and Legal Compliance
Schedule 2.12	In-Process Contracts, In-Process Engagements and All Other Contracts
Schedule 2.13	Employees and Employee Benefits
Schedule 2.14(b)	Knowledge of Third-Party Intellectual Property Infringement
Schedule 2.14(c)	Alleged Intellectual Property Infringement
Schedule 2.14(d)	Patents and Intellectual Property Registrations
Schedule 2.15	Tax Proceedings
Schedule 3.05	Purchaser’s Consents and Approvals
Schedule 4.01	Conduct of the Business Pending Closing
Schedule 5.03(f)	Required Consents Closing Condition
Schedule 5.03(g)	Employee Matters Closing Condition
Schedule 6.01	Transferred Employees
Schedule 6.06	Seller Cafeteria Plan

CERTIFICATE

This Certificate is executed and delivered as of the 9th day of September, 2002 pursuant to the above-referenced Purchase and Sale Agreement dated September 9, 2002 (“Purchase Agreement”). The undersigned hereby acknowledge that attached hereto are the Schedules and Disclosure Memorandum referenced in the Purchase Agreement and affirm that said Schedules and Disclosure Memorandum are part of and incorporated into the Purchase Agreement pursuant to Article II thereof. The information disclosed in any

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Schedule or in this Disclosure Memorandum shall not only be deemed to relate to and qualify any presentation or warranty set forth in the numbered Section of the Purchase Agreement referencing such Schedule or this Disclosure Memorandum, but shall also qualify and relate to any other warranties or representations in the Purchase Agreement to which any of such information is relevant or applicable. Except as otherwise provided in the attached Schedules and Disclosure Memorandum, all defined terms therein shall have the same meanings as are ascribed thereto under the Purchase Agreement.

EXCHANGEBRIDGE, INC.		GLE ACQUISITIONS, LLC

By:	/s/ Raj Tanna	By:	/s/ David A. Baxley
Name:	Raj Tanna
Title:	President	Name:	DAVID A. BAXLEY
		Title:	CEO

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